SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PYR ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND	95-4580642

(state of incorporation	(IRS Employer Identification No.)
or organization)

Suite 2450, 1675 Broadway, Denver, Colorado	80202

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Share Purchase Rights	American Stock Exchange
          If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☑
          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box  ☐
          Securities Act registration statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.
          On January 30, 2007, the Board of Directors of PYR Energy Corporation (the “Company”) declared a dividend of one Preferred Share Purchase Right (a “Right”) for each outstanding share of common stock, par value $0.001 per share (the “Common Shares”), of the Company. The dividend is payable on February 9, 2007 (the “Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company’s Junior Participating Preferred Stock, Series A, par value $0.001 per share (“Preferred Shares”) at a price of $5.00 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated January 31, 2007 (the “Rights Agreement”) between the Company and U.S. Stock Transfer Corporation, as Rights Agent (the “Rights Agent”).
          The Rights Agreement (which includes as Exhibit A the form of Articles Supplementary of the Participating Preferred Stock and as Exhibit B the forms of Rights Certificate and Election to Exercise) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights Agreement and the Rights is incorporated by reference herein from the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2007, and is qualified in its entirety by reference to the Rights Agreement and all exhibits thereto.
Item 2. EXHIBITS
1.	Rights Agreement dated as of January 31, 2007 between PYR Energy Corporation and U.S. Stock Transfer Corporation which includes as Exhibit A the form of Articles Supplementary of Junior Participating Preferred Stock, Series A of PYR Energy Corporation; as Exhibit B the form of Rights Certificate; and as Exhibit C a Summary of Rights to Purchase Preferred Shares.

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PYR ENERGY CORPORATION
Date: February 2, 2007	By:	/s/ Kenneth R. Berry, Jr.
Kenneth R. Berry, Jr.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.	Rights Agreement dated as of January 31, 2007 between PYR Energy Corporation and U.S. Stock Transfer Corporation which includes as Exhibit A the form of Articles Supplementary of Junior Participating Preferred Stock, Series A of PYR Energy Corporation; as Exhibit B the form of Rights Certificate; and as Exhibit C a Summary of Rights to Purchase Preferred Shares.